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                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [ ]  Definitive Proxy Statement
     [X]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        CALIFORNIA ENERGY COMPANY, INC.
               (Name of Registrant as Specified in its Charter)

                        CALIFORNIA ENERGY COMPANY, INC.
                    (Name of Person Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     [ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
          6(i)(2).
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          (4)  Proposed maximum aggregate value of transaction:


     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.






















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          (1)  Amount previously paid:

          (2)  Form, schedule or registration statement no.:

          (3)  Filing party:

          (4)  Date filed:

























































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                [Letterhead of California Energy Company, Inc.]




January 9, 1995




[Address of Recipient Company]


Dear [Recipient]:

As you know, California Energy Company, Inc. is presently acquiring Magma Power Company. The California Energy management team is extremely enthusiastic about the Magma acquisition and our Company's future prospects.

In order to complete the second step of the Magma acquisition, we will be calling a Special Meeting of California Energy shareholders for February 10, 1995 to seek approval to authorize additional California Energy common stock. We are forwarding to you a copy of the Preliminary Proxy Statement currently on file with the Securities and Exchange Commission so that you have time to familiarize yourself with the issues under consideration. We anticipate the solicitation period between the proxy's release by the SEC and the shareholder meeting will be relatively short. Our largest shareholder, Peter Kiewit & Sons, Inc., the beneficial owner of approximately 39.1% of the voting power of the common stock, has already agreed to vote for the proposal.

Either MacKenzie Partners, our proxy agent, or I will be contacting you shortly to ensure that you have received your Preliminary Proxy Statement and to answer any questions you may have. We will be sending you definitive materials as soon as they are available. Please contact me at (402) 334-3750 or Mark Harnett of MacKenzie Partners at (212) 929-5877 if we can be of any assistance. Thank you in advance for your prompt attention to this matter.

Sincerely,



John G. Sylvia
Senior Vice President and
 Chief Financial Officer